Exhibit 4.80

DIVIDEND WAIVER

Reference is hereby made to that certain Business Combination Agreement, dated as of April 15, 2019 (as amended, the “Agreement”), by and among Twelve Seas Investment Company (“Twelve Seas”), Brooge Merger Sub Limited, Brooge Holdings Limited (“Pubco”), Brooge Petroleum And Gas Investment Company FZE, and the Seller party thereto. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

In connection with the closing of the transactions contemplated by the Agreement (the “Closing”), Pubco has announced its intention to declare and pay a dividend in favor of the holders of ordinary shares of par value $0.0001 each of Pubco (“Ordinary Shares”) of $0.25 per Ordinary Share who are holders on or about the last business day of each calendar quarter following the Closing (the “Dividends”), subject to the discretion and approval of Pubco’s board of directors and applicable law, and assuming the Seller, the Sponsor, EarlyBirdCapital, Inc. (“EBC”), the Initial Purchaser Shareholders, and MENA Energy Services Holdings Limited (“MENA”) (collectively the “Waiving Shareholders” and together with Pubco, the “Interested Parties”) agree to waive their rights to receive the Dividends for the first two years following the Closing (the “Waiver Term”)

The undersigned, being a holder of Ordinary Shares upon the Closing, hereby acknowledges and agrees that it hereby irrevocably waives, for the Waiver Term, any and all rights that it may otherwise have to any of the Dividends with respect to (i) the Exchange Shares (including any Escrow Shares to which it otherwise has a direct or indirect interest and any Ordinary Shares received upon conversion of securities held in Seller), (ii) the Ordinary Shares issued in exchange for the Founder Shares, and (iii) the Ordinary Shares issued to EBC and its affiliates in connection with Twelve Seas’ initial public offering (collectively, the “Non-Dividend Shares”).

The undersigned hereby further agrees that upon any sale, transfer, or otherwise disposition of, or hypothecation or other grant of any interest in or to, any of the Non-Dividend Shares prior to the conclusion of the Waiver Term, the transferee must acknowledge in writing that they agree to be bound by the terms of this Dividend Waiver with respect to any Non-Dividend Shares transferred to such transferee.

The undersigned further agrees that a legend may be placed on any certificate representing the Non-Dividend Shares (if any) or instructions placed on Pubco’s transfer agent’s records (including the register of members of Pubco) to record the restrictions set forth in this Dividend Waiver.

No rights, interests, or restrictions hereunder may be amended or released without the prior written consent of Pubco, and any action taken in violation of the foregoing shall be null and void ab initio. This Dividend Waiver inure to the benefit of Pubco and shall be binding on the undersigned and its successors and permitted assigns.

The provisions of this Dividend Waiver shall terminate upon the earliest to occur of (i) the Agreement being terminated in accordance with its terms prior to the Closing, (ii) the expiration of the Waiver Term, and (iii) with respect to the Initial Purchaser Shareholders and EBC, if Pubco and/or the Seller or MENA modify their waiver of the rights to the Dividends in any way. Upon any such termination, (a) this Dividend Waiver shall be null and void and of no effect whatsoever, (b) any restrictive legends on certificates or instructions placed on Pubco’s transfer agent’s records (including the register of members of Pubco) relating to this Dividend Waiver shall be automatically removed (and Pubco shall take all necessary actions to cause such legends and restrictions to be removed), and (c) the undersigned shall have no obligations hereunder.

This Dividend Waiver shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof.

Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this paragraph) arising out of, related to, or in connection with this Dividend Waiver (a “Dispute”) shall be governed by this paragraph. The undersigned must, in the first instance, provide written notice of any Disputes to the other Interested Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Interested Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) business days of the notice of such Dispute being received by such other Interested Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing rules and procedures (including any expedited procedures) of the ICC (the “ICC Procedures”). Any Interested Party involved in such Dispute may submit the Dispute to the ICC to commence the proceedings after the Resolution Period. To the extent that the ICC Procedures and this Dividend Waiver are in conflict, the terms of this Dividend Waiver shall control. The arbitration shall be conducted by one arbitrator nominated by the ICC promptly (but in any event within five (5) business days) after the submission of the Dispute to the ICC and reasonably acceptable to each Interested Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under shareholder and similar agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) business days) after his or her nomination and acceptance by the Interested Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each Interested Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Interested Party subject to the Dispute to do, or to refrain from doing, anything consistent with this Dividend Waiver and applicable Law, including to perform its contractual obligation(s) and providing injunctive and other equitable relief; provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Interested Party (or Interested Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in London, United Kingdom. The language of the arbitration shall be English.

THE UNDERSIGNED HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DIVIDEND WAIVER. THE UNDERSIGNED (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER INTERESTED PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER INTERESTED PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER OF JURY TRIAL AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS DIVIDEND WAIVER, AND THE OTHER WAIVING SHAREHOLDERS HAVE BEEN INDUCED TO ENTER INTO THEIR RESPECTIVE DIVIDEND WAIVERS, BY AMONG OTHER THINGS, THE MUTUAL WAIVERS BY EACH OTHER WAIVING SHAREHOLDER OF ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS DIVIDEND WAIVER.

Dated: December ___, 2019

Name of Shareholder: ______________________________

By:
Name:
Title:

3